================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               CRAIG CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                               CRAIG CORPORATION
                       550 SOUTH HOPE STREET, SUITE 1825
                             LOS ANGELES, CA 9007L

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 15, 1997

  The Annual Meeting of Stockholders of Craig Corporation, a Delaware corporation, will be held at the Regal Biltmore Hotel, 506 South Grand Avenue, Los Angeles, California on Monday, December 15, 1997 at 10:00 a.m., Los Angeles time, for the following purposes:

    (1) To elect six directors to the Board of Directors for the ensuing year; and

    (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

  A copy of the Company's Annual Report on Form 10K for its fiscal year ended December 31, 1996 and a Quarterly Report on Form 10Q for the three and nine month periods ended September 30, 1997 are enclosed. Only stockholders of record at the close of business on November 4, 1997 will be entitled to notice of and to vote at the meeting and any adjournment thereof.

  Whether or not you expect to attend the Annual Meeting in person, please fill in, sign, date and complete the enclosed proxy card and return it promptly in the accompanying postage prepaid, pre-addressed envelope, to assure that your shares will be represented.

                                          By Order of the Board of Directors

                                          /s/ Robert Ty Howard

                                          Robert Ty Howard
                                          Secretary

November 24, 1997

 PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE TO ENSURE THAT YOUR VOTES ARE COUNTED.

                               CRAIG CORPORATION
                       550 SOUTH HOPE STREET, SUITE 1825
                             LOS ANGELES, CA 90071
                                (2L3) 239-0555

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS
                               DECEMBER 15, 1997

PERSONS MAKING THE SOLICITATION

  This proxy statement is furnished in connection with the solicitation by the Board of Directors of Craig Corporation (the "Company") of proxies for use at the Annual Meeting of Stockholders to be held on Monday, December 15, 1997, and at any adjournment thereof at the Regal Biltmore Hotel, 506 South Grand Avenue, in Los Angeles, California. This proxy statement is first being mailed to stockholders on or about November 24, 1997. You are requested to sign, date and return the enclosed proxy card in order to ensure that your shares are represented at the meeting.

  In addition to the solicitation by mail, regular employees of the Company and its Transfer Agent may solicit proxies in person or by telephone without additional compensation. The Company also will pay persons holding shares in their own names or in the names of their nominees, but not owning such shares beneficially, for the expenses of forwarding soliciting materials to the beneficial owners. The Company will bear all expenses incurred in soliciting its stockholders.

REVOCABILITY OF PROXY

  Any proxy given by a stockholder of the Company may be revoked at any time before it is voted at the annual meeting by a written notice to the Secretary of the Company or by executing and delivering a later dated proxy. Attendance at the meeting by a stockholder who has given a proxy will not have the effect of revoking it unless the stockholder gives such written notice of revocation to the Secretary before the proxy is voted. Each valid proxy returned which is not revoked, unless indicated otherwise on the proxy card, will be voted in the election of directors for the nominees as described herein.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

  Only holders of record of Common Stock and Class A Common Preference Stock of the Company at the close of business on November 4, 1997 are entitled to notice of and to vote at the meeting or any adjournment thereof. The outstanding voting securities of the Company on that date consisted of 3,762,912 shares of Common Stock, $.25 par value and 1,622,000 shares of Class A Common Preference Stock, $.01 par value. Stockholders are entitled to 30 votes for each share of Common Stock and 1 vote for each share of Class A Common Preference Stock held of record.

  The presence, in person or by proxy, of the holders of shares of stock entitling them to cast a majority of the votes entitled to be cast at the Annual Meeting will constitute a quorum. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be counted either for or against the proposal when determining whether a particular proposal has been approved.

  The following table sets forth information as of November 4, 1997 with respect to persons known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock or Class A Common Preference Stock of the Company and as to the number of shares beneficially owned by each director and nominee, each of the Company's directors and most highly compensated executive officers and all the officers and directors as a group. All persons listed, unless otherwise stated, have sole voting and investment power with respect to Common Stock and Class A Common Preference Stock beneficially owned by them.

                                                                        CLASS A COMMON
                                               COMMON STOCK            PREFERENCE STOCK
                                         ------------------------- -------------------------
                                            AMOUNT     PERCENTAGE     AMOUNT     PERCENTAGE
    NAME AND ADDRESS                     BENEFICIALLY      OF      BENEFICIALLY  OF CLASS A
    OF BENEFICIAL OWNER                   OWNED(11)   COMMON STOCK  OWNED(11)   COMMON STOCK
    -------------------                  ------------ ------------ ------------ ------------
James J. Cotter(1)....................    2,063,302       50.6%      129,200         7.9%
  120 N. Robertson Blvd.
  Los Angeles, CA 90048

Hecco Ventures(1).....................      617,438       15.1%       51,700         3.2%
  120 N. Robertson Blvd.
  Los Angeles, CA 90048

Dimensional Fund Advisors, Inc.(2)....      240,700        5.9%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401

First Pacific Advisors, Inc.(3).......                               435,600        26.6%
  11400 West Olympic Blvd. Suite 1200
  Los Angeles, CA 90064

Lawndale Capital Management, Inc.(4)..       22,400          *       161,600         9.9%
  One Sansome St. Ste. 3900
  San Francisco, CA 94104

Margaret Cotter(5)....................        2,000          *

S. Craig Tompkins(5)(6)...............        1,000          *        18,500         1.1%

William D. Gould(5)(7)................       17,900          *         2,000           *

Gerard P Laheney(5)(8)................       15,000          *

Ralph B. Perry III(5)(9)..............        7,600          *         8,000           *

Ellen M. Cotter(5)....................        1,000          *

Officers and Directors as
 a group (8 persons)(10)..............    2,107,802       51.7%      157,700         9.6%

--------
  * Percentages less than 1% have not been indicated.
 (1) Includes the Common Stock and Class A Common Preference Stock owned by Hecco Ventures I ("HVI"), which is a California general partnership. James J. Cotter is a general partner of a limited partnership which is the general partner of HVI and, accordingly, has shared voting and dispositive power with respect to such shares held by HVI. With respect to the Common Stock held by Mr. Cotter, the shares also include exercisable options to acquire 300,000 shares held by Mr. Cotter. Margaret Cotter, a nominee for director, and Ellen Cotter, Vice President, Business Affairs for the Company, are the daughters of Mr. Cotter and each are limited partners in the above referenced limited partnership.
 (2) According to filings made with the Securities and Exchange Commission (the "SEC"), Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 240,700 shares of Craig Corporation stock as of December 31, 1996, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which

     Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.
(3) According to filings made with the SEC, includes 160,000 shares which are owned by FPA Capital Fund, Inc. over which First Pacific Advisors, Inc. has shared dispositive power.
(4) According to filing made with the SEC, includes 139,100 Class A Common Preference Shares and 19,300 common shares which are owned by Diamond A Partners, L.P. ("DAP") and 22,500 Class A Common Preference Shares and 3,100 common shares which are owned by Diamond A Investors L.P. ("DAI") which partnerships have shared voting and dispositive power with Lawndale Capital Management, Inc. and Andrew E. Shapiro. According to a report on
     Schedule 13D dated May 22, 1995, Lawndale Capital Management, Inc., is the investment advisor to DAP and DAI, which are investment limited partnerships.
 (5) Addresses are c/o Craig Corporation, 550 South Hope Street, Suite 1825, Los Angeles, California 9007l.
 (6) Includes 17,500 vested shares subject to a currently exercisable option to purchase Class A Common Preference Stock.
 (7) Includes 2,400 shares of Common Stock and 1,000 shares of Class A Common Preference Stock owned by a trust for the benefit of Mr. Gould's children, of which he is co-trustee; Mr. Gould disclaims beneficial ownership of the shares held in the trust.
 (8) Represents shares subject to an exercisable option to purchase Common
     Stock.
 (9) Includes 600 shares owned by Mr. Perry's wife, as to which Mr. Perry disclaims beneficial ownership.
(10) The common shares beneficially owned include (i) 315,000 shares of Common Stock subject to currently exercisable stock options and (ii) an aggregate of 3,000 shares of Common Stock as to which Messrs. Gould and Perry disclaim beneficial ownership. The Class A Common Preference shares beneficially owned include 17,500 shares of currently exercisable stock options and 1,000 shares as to which Mr. Gould disclaims beneficial ownership.
(11) All shares subject to stock options currently exercisable, or which become exercisable within 60 days of November 4, 1997, are deemed to be outstanding for the purpose of determining the percentage of each class held by such person.

ELECTION OF DIRECTORS

     Six directors are to be elected at the Annual Meeting. The term of office for all nominees listed below will expire at the next Annual Meeting to be held in 1998 or when their successors are elected and qualified. Unless otherwise instructed, proxy holders will vote the proxies received by them for the election of the nominees below, whom, with the exception of Ms. Margaret Cotter, are currently directors of the Company. If any nominee becomes unavailable for any reason, it is intended that the proxies will be voted for a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe the nominees named will be unable to serve if elected. Any vacancy occurring on the Board of Directors for any reason may be filled by a majority of the directors then in office until the next Annual Meeting of Stockholders.

     The names of the nominees for director, together with certain information regarding them, are as follows:

   NAME                                             AGE         POSITION
   ----                                             ---         --------
   James J. Cotter.................................  58  Chairman of the Board
   S. Craig Tompkins...............................  46  President and a Director
   William D. Gould................................  58  Director(1)(2)
   Gerard P. Laheney...............................  59  Director(1)
   Ralph B. Perry III..............................  61  Director(2)
   Margaret Cotter.................................  30  Nominee

-------
(1) Member of the Compensation Committee. The Compensation Committee's functions include the review of all compensation and employment agreements with the Company's officers and directors. The Compensation Committee held one meeting during the year ended December 31, 1996.
(2) Member of the Audit Committee. The Audit Committee held one meeting during the fiscal year ended December 31, 1996. The Audit Committee's functions include the recommendation of independent auditors to the Board and approval of the scope of their services and proposed fees for such services.

  During the year ended December 31, 1996, the Board of Directors held seven meetings and held three meetings during the three months ended December 31, 1995. Each director attended at least 80% of the meetings of the Board of Directors and all committees on which he served.

  Mr. Cotter has been a Director of Craig since 1985 and the Chairman of the Board of Directors since 1988. Mr. Cotter has been Chairman of the Board of Reading Entertainment, Inc. ("REI," and collectively with its predecessor, Reading Company, "Reading") since its formation and of Reading since December 1991 and a director since September 1990. He also serves as the Chairman of Reading Australia, Pty. Limited. Between 1987 and September 1997, Mr. Cotter served as a director of Stater Bros. Holdings Inc. ("SBH") and its predecessors (a retail grocery chain). Mr. Cotter has been a director and the Chairman of the Board of Citadel Holding Corporation ("Citadel") since 1991. From October 1991 to June 1992, Mr. Cotter also served as the acting Chairman of Citadel's then wholly-owned subsidiary, Fidelity Federal Bank, FSB ("Fidelity") and served as a director of Fidelity until December 1993. Mr. Cotter has been a director and Chief Executive Officer of Townhouse Cinemas Corporation (motion picture exhibition) since 1987, the parent of City Cinemas. Mr. Cotter is also an Executive Vice President and a director of the Decurion Corporation (motion picture exhibition) since 1969 and of Pacific Theatres, Inc., a wholly-owned subsidiary of Decurion Corporation.

  Mr. Tompkins has been President and a director of Craig and a director of Reading since March 1993 and served as the President of Reading between March 1993 and January 1997. Since January 1997 he has served as the Vice Chairman of REI, Reading Cinemas of Puerto Rico, Inc. and Reading Australia, Pty. Limited. Prior thereto, Mr. Tompkins was a partner in the law firm of Gibson, Dunn & Crutcher for more than five years. Mr. Tompkins has been a director of Citadel since May 1993, became Vice Chairman in August 1994 and Secretary, Treasurer and Principal Accounting Officer in September 1994. He has been a director of G&L Realty Corp., a New York Stock Exchange listed REIT, since December 1993.

  Ms. Margaret Cotter is a member of the New York State Bar and, since September 1997, has been a Vice President of Cecelia Packing Corporation, a company wholly owned by Mr. James J. Cotter engaged in the citrus packing and marketing business in Fresno, California. From February 1994 until September 1997, Ms. Cotter was an Assistant District Attorney for King's County in Brooklyn, New York. Ms. Cotter graduated from Georgetown University Law Center in 1993 and is the daughter of Mr. James J. Cotter. Ms. Cotter, is a limited partner in James J. Cotter, Ltd. (Mr. Cotter is a general partner), which is a general partner of Hecco Ventures I. James J. Cotter has shared voting power with respect to the Company's equity shares held by Hecco Ventures I.

  Mr. Gould has been a director of the Company since 1985, and is Chairman of the Compensation Committee. Mr. Gould served as a director of Citadel between June 1995 and June 1996. Since July 1986, Mr. Gould has been a member of Troy & Gould Professional Corporation, a law firm that the Company has retained during its last fiscal year.

  Mr. Laheney has been a director of the Company since 1990. Mr. Laheney served as a director of Reading Company between November 1993 and June 1996. Between July 1995 and July 1996, Mr. Laheney was a consultant for Portfolio Resources Group overseeing global equities, fixed income and foreign exchange investments. Mr. Laheney has been President of Aegis Investment Management Company, an investment advisory firm specializing in global investment portfolio management since August 1993. Mr. Laheney was Vice President of The Partners Financial Group, Inc., between December 1993 through June 1995 and a Vice President of Dean Witter Reynolds from April 1990 until December 1993.

  Mr. Perry has been a director of the Company since 1985 and is Chairman of the Audit Committee. Mr. Perry has been a member in the Los Angeles, California law firm of Graven Perry Block Brody & Qualls, a professional corporation, since 1968. He served as a director of Citadel Holding Corporation from August 1985 through April 1993 and has served as a director of Fidelity Federal Bank (a subsidiary of Bank Plus since May 1996) since August 1985 and of Reading Company between December 1988 and June 1996.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Company's officers, directors and persons who own more than 10% of the Company's Common Stock or Class A Common Preference Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). The Commission's rules also require such reporting persons to furnish the Company with a copy of all Section 16(a) forms they file.

  Based solely on a review of the copies of the forms which the Company received and written representations from certain reporting persons, the Company believes that, during the year ended December 31, 1996 and the three months ended December 31, 1995, all filing requirements applicable to reporting persons were fulfilled.

DIRECTOR COMPENSATION

  Directors who are not officers or employees of the Company receive for services as a Director a fee of $25,000 per annum. Messrs. Gould, Laheney and Perry received $12,000 as additional fees for their participation as members of the Independent Committee formed by Craig to review the Stock Transaction consummated on October 15, 1996 between the Company and Reading.

                 THE BOARD RECOMMENDS A VOTE FOR THE NOMINEES.

EXECUTIVE OFFICERS

  The names of the executive officers of the Company, other than the nominees for director, together with certain information regarding them, are as follows:

   NAME                                AGE               POSITION
   ----                                ---               --------
   Robin W. Skophammer................  42  Chief Financial Officer and Treasurer
   Ellen M. Cotter....................  31  Vice President--Business Affairs
   Robert Ty Howard...................  40  Secretary

  Ms. Skophammer has been the Chief Financial Officer and Treasurer of Craig since October 1991 and Secretary between September 1992 and June 1997. She served as a Director of Stater Bros. Holdings Inc. between February 1993 and March 1994. Prior to October 1991, Ms. Skophammer was a partner with KPMG Peat Marwick.

  Ms. Ellen Cotter has been the Vice President of Business Affairs of Craig since August 1996. Prior thereto, she was an attorney specializing in corporate law with White & Case, a New York law firm. Ms. Cotter is the daughter of Mr. James J. Cotter.

  Mr. Howard has been the Secretary of the Company since June 1997. He served as a director of Reading from April 1989 to June 30, 1992 and served as Secretary of Reading from July 1992 through June 1997. Mr. Howard has provided monthly consulting services to the Company since 1991. He has been Vice President of Hecco Ventures, a shareholder of the Company, since 1988 and is currently Chief Investment Officer of various of the subsidiaries of Decurion Corporation.

EXECUTIVE COMPENSATION

 I. Summary Compensation Table

  The following table shows, for the designated periods, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to the Chairman of the Board and each of the most highly compensated executive officers of Craig whose compensation exceeded $100,000 in all capacities in which they served. Information is included for the three month period ended December 31, 1995 due to the fact that in September 1996 the Company changed its fiscal year end from September 30 to December 31 for the year 1996 and years subsequent thereto. As a result of Craig increasing its ownership in Reading, to greater than 50% in Fiscal 1996, Craig reports its ownership interest on a consolidated basis. Accordingly, the officers listed below for the year ended December 31, 1996 include certain officers of Reading.

                                                                                   LONG TERM
                                                ANNUAL COMPENSATION                 AWARDS
                                  ------------------------------------------------ ---------
           NAME AND                           SALARY   BONUS      OTHER ANNUAL      OPTIONS
      PRINCIPAL POSITION            PERIOD     ($)      ($)    COMPENSATION(1) ($)    (#)
      ------------------          ---------- -------- -------- ------------------- ---------
EXECUTIVE OFFICERS OF CRAIG:
JAMES J. COTTER:
 Chairman of the Board
  Craig                           Dec.  1996                        $350,000
                                  Dec.  1995                          87,500
                                  Sept. 1995                         350,000(2)     300,000 (6)
                                                                                   (175,000)(6)
                                  Sept. 1994          $500,000       350,000(2)
 Chairman of the Board
  Reading(3)                      Dec.  1996                         150,000
                                  Dec.  1995                          37,500
                                  Sept. 1995                         150,000
                                  Sept. 1994                         150,000
 Director of SBH(3)               Dec.  1996                          25,550
                                  Dec.  1995                           6,250
                                  Sept. 1995                          25,000
                                  Sept. 1994                          25,000
 Chairman of the Board
  Citadel(3)                      Dec.  1996                          45,000
                                  Dec.  1995                          11,250
                                  Sept. 1995           192,500        52,243
                                  Sept. 1994                          84,511
S. CRAIG TOMPKINS(4):
 President, Craig                 Dec.  1996 $180,000
                                  Dec.  1995   45,000
                                  Sept. 1995  180,000   80,000
                                  Sept. 1994  180,000
 President, Reading(3)            Dec.  1996  180,000
                                  Dec.  1995   45,000
                                  Sept. 1995  180,000
                                  Sept. 1994  180,000
 Director, Citadel(3)             Dec.  1996                          35,000
                                  Dec.  1995                           8,750
                                  Sept. 1995            60,000        41,184
                                  Sept. 1994                          64,062

                                                                                              LONG TERM
                                                            ANNUAL COMPENSATION                AWARDS
                                              ----------------------------------------------- ---------
           NAME AND                                       SALARY   BONUS     OTHER ANNUAL      OPTIONS
      PRINCIPAL POSITION                        PERIOD     ($)      ($)   COMPENSATION(1) ($)    (#)
      ------------------                      ---------- -------- ------- ------------------- ---------
ROBIN SKOPHAMMER(5):
 Chief Financial Officer Craig                 Dec. 1996 $165,000
                                               Dec. 1995   41,200
                                              Sept. 1995  150,000 $15,000
                                              Sept. 1994  139,100
 Director of SBH(3)                           Sept. 1994                        $10,900

EXECUTIVE OFFICERS OF READING
ROBERT F. SMERLING(8)
 President, Reading Cinemas of
  Puerto Rico, Inc.                            Dec. 1996  175,000  60,000

B. JOHN ROCHESTER(7)
 President and Chief Executive
  Officer, Reading Australia Pty Ltd.          Dec. 1996  156,620

JAMES A. WUNDERLE(8)
 Chief Financial Officer and
  Treasurer of REI                             Dec. 1996  130,000  70,000

--------
(1) Excludes perquisites if the aggregate amount of such annual compensation to the executive did not exceed the lesser of $50,000 or 10% of the annual salary plus bonus, if less.
(2) Amount was paid pursuant to a consulting agreement between the Company and Mr. James J. Cotter which expired on September 30, 1997. The Company and
    Mr. Cotter have agreed to continue the consulting arrangement on a month-to-month basis for a monthly fee of approximately $29,166. The Company owns a condominium in a high-rise building, located in Hollywood, California, which the Company uses as an executive office, and which is personally used from time to time by the Chairman of the Board. Since the incremental cost to the Company of Mr. Cotter's personal use of these facilities does not exceed $50,000 or 10% of his annual consulting fee, the cost has not been included as compensation in the table.
(3) Reading Entertainment, Inc., became a majority owned subsidiary of Craig in 1996. Stater Bros. Holdings Inc. ("SBH") and Citadel Holding
    Corporation ("Citadel") are also considered affiliates of Craig for the respective periods. Accordingly, amounts paid to or earned, by the listed executives with respect to their services to these companies are included in this schedule. As of December 31, 1996, Craig has no liability to the individuals for the obligations of Reading, SBH or Citadel. All amounts reported are liabilities or have been paid directly by the respective company to the executives for services rendered in the capacities outlined. Any shares listed as option awards refer to that company's securities. In August 1997, Mr. Cotter received a $475,000 bonus from Reading and in September 1997, the shareholders of REI approved the grant of a non-qualified option to purchase, subject to certain conditions, up to 460,000 shares of REI Common Stock for $12.80 per share.
(4) Mr. Tompkins was elected as the President of the Company and was appointed to the Board of Directors of the Company on February 26, 1993. On that same date, he was elected by the Directors of Reading Company as the President and as a member of the Board of Directors of that corporation. Effective January 17, 1997, Mr. Tompkins was appointed Vice Chairman of the Board of Directors of REI and Mr. Smerling was appointed President of REI. While no formal written agreement exists as to the terms of Mr. Tompkins employment, in the case of his employment by Craig and Reading, the Company agreed to provide Mr. Tompkins with a base salary of $180,000, typical senior executive fringe benefits and a one year severance payment in the event that his employment is voluntarily terminated and no change of control has occurred. Mr. Tompkins is entitled to a severance payment equal to two years his base salary in the event of a change of control of Craig, and to a two year severance payment in the case of a change of control of Reading. In December 1995, Craig issued an interest free demand loan to Mr. Tompkins in the amount of $25,000. Unless a demand for payment is made by Craig, the terms of the loan require 84 monthly payments in the amount of $297.62.
(5) Ms. Skophammer and Craig entered into an employment agreement which provides for pension benefits recognizing that the Company does not currently have a pension plan. Craig agreed to create a plan in which Ms. Skophammer will be provided with a pension benefit commensurate with her salary and position. In addition, the agreement provides that in the event of termination by Craig given for any reason other than death, Ms. Skophammer would be entitled to receive on the date of termination her annual base compensation or in the event of a merger, acquisition or any restructuring of Craig in which there is a change of control, as defined, a severance payment equal to two years base compensation.
(6) In June 1995, in consideration of, among other things, Mr. Cotter's agreement to cancel his previously vested option rights (with an exercise price of $10.50 per share) and to extend his consulting agreement with Craig for an additional year with no increase in compensation, the Board canceled an option to purchase 175,000 shares of Class A Common Preference Stock and approved the grant of an option to acquire 300,000 shares of Craig's Common Stock at an exercise price of $11.75 per share.
(7) Mr. Rochester is employed under the terms of an employment contract with an initial term of two years beginning January 1, 1996, with automatic renewal terms of one year each. The agreement provides for a one-time incentive payment to Mr. Rochester after the fourth anniversary of the agreement, based, subject to certain adjustments, on a percentage of a multiple of the cash flow achieved by the Company's Australian theater operations. Under the agreement, in the event Mr. Rochester's employment is terminated by the Company without cause, he will be entitled to receive such incentive payment plus 17 payments, each equal to his monthly remuneration, if such termination is prior to January 1, 1998, or 11 such monthly payments if such termination occurs thereafter. Mr. Rochester is entitled to receive a lump sum distribution of such amounts, as applicable, if Reading withdraws from Australia and he is not granted employment under comparable terms by any successor to Reading's operations in Australia.
(8) Mr. Smerling was appointed President of REI effective January 17, 1997. Messrs. Smerling and Wunderle are entitled to receive a payment equal to a year's annual base salary in the event their individual employment with Reading is involuntarily terminated.

 II. Option Grant Table

  No options were granted by the Company during the year ended December 31, 1996 and the three months ended December 31, 1995. In September 1997, Mr. Laheney's option to purchase 15,000 shares of Craig Common Stock at $13.875 was extended for a two-year term through October 10, 1999.

 III. Option Exercises and Year-end Table

  The following sets forth information with respect to the executives named in the Summary Compensation Table, concerning the exercise of options during the year ended December 31, 1996 and the three months ended December 31, 1995 and unexercised options as of December 31, 1996:

                                                      NUMBER OF UNEXERCISED
                                                            OPTION AT         VALUE OF UNEXERCISED IN-THE-
                                           SHARES       DECEMBER 31, 1996      MONEY AT DECEMBER 31, 1996
          NAME               SECURITY     EXERCISED EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE(1)
          ----           ---------------- --------- ------------------------- ----------------------------
James J. Cotter.........   Common Stock        0          300,000/0                 $787,500/$0
S. Craig Tompkins.......  Class A Common       0           13,125/4,375             $ 44,297/$14,765
                          Preference Stock
Robin Skophammer........   Common Stock        0           15,000/0(2)              $ 24,375/$0

--------
(1) Represents the amount by which the aggregate market price on December 31, 1996 of the shares subject to such options exceeded the exercise price of such options.
(2) In consideration of Ms. Skophammer's agreement to not exercise such options prior to their expiration on January 2, 1997, Craig paid to Ms. Skophammer $30,000 in January 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee currently is composed of two directors, William
D. Gould and Gerard P. Laheney. Mr. Gould is a member of Troy & Gould Professional Corporation, a law firm that Craig retained and paid approximately $291,000 in Fiscal 1996. Messrs. Cotter and Tompkins serve as members of REI's Board of Directors and, as directors, approve decisions of REI's Compensation Committee with respect to compensation of REI's officers and directors. Mr. Cotter was a member of REI's Executive Committee which served as REI's Compensation Committee until October 1996, however, no action concerning compensation matters was taken by the REI Executive Committee in 1996. Messrs. Cotter and Tompkins serve as members of Citadel Holding Corporation's Board of Directors, and, as directors, approve decisions of Citadel's Compensation Committee with respect to compensation of Citadel's officers and directors. Mr. Cotter is a member of Citadel's Compensation Committee.

CERTAIN TRANSACTIONS AND RELATED TRANSACTIONS

  On May 17, 1996, Craig purchased 67,000 shares of Reading Common Stock from the Chairman of the Board, James J. Cotter in exchange for 66,042 shares of Craig Common Stock, increasing the Company's ownership of Reading to more than 50% which resulted in the consolidation of Reading with Craig for financial reporting purposes.

  During the third quarter of 1997, Citadel formed a new subsidiary, Citadel Agriculture, Inc., to engage in the business of owning and farming agricultural land. The first transaction is expected to be the acquisition of partnership interests representing an approximately 80% interest in three partnerships newly formed to acquire approximately 1,580 acres of agricultural land located in Kern County, California and commonly known as the Big 4 Ranch. The remaining approximately 20% interest in these partnerships is being acquired by a company controlled by Mr. Cotter, and owned by Mr. Cotter and members of his family (including Ms. Margaret Cotter, director nominee, and Ms. Ellen M. Cotter (Vice President--Business Affairs). It is expected that Citadel and Mr. Cotter will contribute to the capital of the partnerships and share in the allocation of profits and losses and in any distributions from the partnerships on the same 80/20 basis. In addition, Cecelia Packing Corporation, a company owned by Mr. Cotter, which employs Ms. Margaret Cotter, is expected to provide certain executive management and accounting services for the Big 4 Ranch operation.

  In 1996, Reading and Sutton Hill Associates ("Sutton Hill"), a partnership which is owned by Mr. Cotter and Mr. Michael Forman, acquired, for approximately $12,429,000, the Angelika Film Center (the "Angelika"), a multiplex theater located in New York City. The Company and Sutton Hill formed AFC, a limited liability company, to hold their interest in the Angelika. Reading contributed 83.3% of the capital of AFC and Sutton Hill contributed the remaining 16.7%. The operating agreement of AFC provides that all depreciation and amortization (the "Special Deductions") will first be allocated to Sutton Hill until the aggregate amount of such Special Deductions equals Sutton Hill's initial investment. Thereafter, Reading will receive all Special Deductions until the relative ownership interests are equal to the initial ownership interests of the parties. Sutton Hill has agreed to subordinate its interest in AFC to Reading's interest in order to permit the company to pledge AFC and its assets as collateral to secure borrowings by Reading. In addition, Sutton Hill has agreed that Reading will be entitled to receive up to 100% of the proceeds of borrowings of AFC, up to the amount of Reading's initial capital contributions of AFC.

  AFC is managed by City Cinemas (owned by Sutton Hill) pursuant to the terms of a management agreement (the "Management Agreement"). The Management Agreement provides for City Cinemas to manage the Angelika for a minimum annual fee of $125,000 plus an incentive fee equal to 50% of cash flow (as defined in the Management Agreement) over prespecified levels, provided however, that the maximum annual fee (minimum fee plus incentive fee) may not exceed 5% of the Angelika's annual revenues.

  Mr. Smerling serves as President of Reading and City Cinemas. Reading and City Cinemas have entered into an Executive Sharing Agreement pursuant to which Mr. Smerling provides services to both Reading and City Cinemas and the cost of such services is shared equally by the parties, to the extent such costs cannot be allocated directly to one of the parties. Prior to retaining Mr. Smerling and entering into the Executive Sharing Agreement, the Board of Directors of Reading determined that City Cinemas and Reading are not competitors and that the arrangement provided Reading with a chief executive officer with background and experience which Reading could not otherwise afford based upon its scope of operations. In 1996 and January 1997, Reading loaned Robert F. Smerling, President of Reading, a total of $70,000 pursuant to an interest free promissory note payable upon demand.

  Mr. Forman and his family own Decurion Company. Mr. Forman and a subsidiary of Decurion Corporation are also general partners in HVI.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Company's executive compensation policies and programs are designed to attract and retain talented executives and motivate them to achieve the Company's business objectives that the Board of Directors believes will enhance stockholder value. Each of the Company's executive officers is employed pursuant to employment agreements. The principal terms of these arrangements, including salary and other base-level compensation, are described herein under "Summary Compensation Table".

  In May 1996, Reading became a majority owned subsidiary of the Company. The Compensation Committee of REI's Board of Directors is responsible for compensation matters of employees of REI. Certain executives and consultants provide services to both Craig and REI. The compensation committee of Craig considers compensation received from REI in determining the Company executive compensation.

  The Company's current compensation strategy is to supplement the executive officers' base level compensation with periodic discretionary cash bonuses in recognition of individual performance and stock option grants designed to link the executives' long term compensation to appreciation in stockholder value over time. To this end, the Compensation Committee from time to time recommends to the Board of Directors the award of performance bonuses and stock option grants to individual executive officers.

  Periodic cash bonuses and stock option awards for executive officers of the Company are determined primarily on the basis of the individual job performance of the executive officers and achievement of the Company's business objectives, but no particular weighting is given by the Compensation Committee to individual performance versus the achievement of corporate objectives. These variable elements in the compensation of the Company's executive officers recognize individual contributions and are determined based upon the level of the executive's responsibilities, the efficiency and effectiveness with which he or she oversees the matters under his or her supervision and the degree to which the officer has contributed to the accomplishment of major tasks that advance the Company's goals. In light of the nature of the executive officers' responsibilities, particularly the fact that they have overall corporate policy-making and administrative responsibilities but do not oversee operating businesses, the Compensation Committee's assessment of Mr. Cotter's performance and the performance of other executive officers is not based directly on corporate performance from a financial point of view. However, the Company's financial performance is one factor that affects the Compensation Committee's recommendation with respect to the overall level of compensation to be made for all executive officers as a group. In appropriate cases, the Compensation Committee takes into account in making its recommendations compensation received by executive officers for companies affiliated with the Company. Mr. Cotter, in his capacities as Chairman of the Board and Chief Executive Officer, is involved in the negotiation of employment arrangements with the Company's other executive officers, reviews executive performance with the Compensation Committee and is consulted with respect to the amounts of each other executive officer's discretionary bonus and stock option award, if any.

  Subject to an exception for "performance-based compensation", effective January 1, 1994, corporations generally will be denied a deduction for federal income tax purposes for compensation paid to senior executive officers to the extent that such compensation exceeds $1 million. This law did not impact the Compensation Committee's deliberations with respect to 1996 and for 1997 the Company does not expect to pay any executive officer cash compensation in excess of the deductibility limit. The Compensation Committee and the Board of Directors, however, retain discretion and authorize the payment of compensation that does not qualify for income tax deductibility.

William D. Gould
Gerard P. Laheney

PERFORMANCE GRAPH

  The information set forth below shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company incorporates this information by reference, and shall not otherwise be deemed soliciting material or be deemed filed under such Acts.

  The following line graph compares the cumulative total stockholder return on Craig Corporation's Common Stock and Class A Common Preference Stock from September 30, 1991 through September 30, 1995, the three month period ended December 31, 1995 and the year ended December 31, 1996 against the cumulative total return as calculated by the Center for Research in Securities Prices ("CRSP") of (i) the New York Stock Exchange and (ii) the CRSP Total Return Index for NASDAQ, New York Stock Exchange ("NYSE") and the American Stock Exchange ("AMEX") in the SIC Graph Code 7830-7839 (motion picture theaters and allied businesses), and (iii) the cumulative return of the Company's former peer group, the Total Return Index for NASDAQ, NYSE and AMEX in the SIC Graph Code 5410-5419 (retail trade--food stores).

  The past performance shown for the Company's common stock and Class A Common Preference Stock is not necessarily indicative of future performance.

            CUMULATIVE RETURN FROM SEPTEMBER 1991 TO DECEMBER 1996

                       [PERFORMANCE GRAPH APPEARS HERE]

Measurement Period                           Craig Class A            NYSE         Retail Food        Motion Picture
(Fiscal Year Covered)      Craig Common          Common           Stock Index      Group Index            Index
-------------------        ------------      -------------        -----------      -----------        -------------
Measurement Pt- 9/30/91       $100              $100                 $100             $100                 $100
9/30/92                       $ 49.2            $ 81.64              $111.0           $101.1               $127.4
9/30/93                       $ 73.0            $130.4               $127.7           $104.8               $216.9
9/30/94                       $ 71.4            $126.0               $130.9           $113.7               $197.2
9/30/95                       $ 59.5            $102.8               $166.6           $131.7               $243.8
12/31/95                      $ 62.6            $104.3               $176.0           $140.9               $249.8
12/31/96                      $ 91.3            $160.8               $213.5           $179.9               $285.5

  The graph assumes a one hundred dollar ($100) investment on September 30, 1991 and reinvestment of dividends on the date such dividends were declared.

INDEPENDENT PUBLIC ACCOUNTANTS

  Ernst & Young LLP has examined, as independent auditors, the consolidated financial statements of the Company since 1987. Ernst & Young LLP also serves as auditors the Company's affiliates, Reading Entertainment, Inc. and Stater Bros. Holdings Inc. A representative of Ernst & Young will attend the Annual Meeting of Stockholders and will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

ANNUAL REPORT

  A copy of the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1996 (the "Annual Report") and Quarterly Report on Form 10-Q for the three and nine month periods ending September 30, 1997 are enclosed.

STOCKHOLDER PROPOSALS

  Any stockholder who, in accordance with and subject to the provisions of the proxy rules of the SEC, wishes to submit a proposal for inclusion in the Company's proxy statement for its 1998 Annual Meeting of Stockholders, must deliver such proposal in writing to the Secretary of the Company at the Company's principal executive offices at 550 South Hope Street, Suite 1825, Los Angeles, CA 90071, no later than April 22, 1998.

OTHER MATTERS

  The Board of Directors does not know of any other matters to be presented for consideration other than the matters described in the Notice of Annual Meeting, but if any matters are properly presented, it is the intention of the persons named in the accompany proxy to vote on such matters in accordance with their judgment.

                                          By Order of the Board of Directors,

                                          /s/ Robert Ty Howard

                                          Robert Ty Howard, Secretary

Dated: November 24, 1997

PROXY

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                               CRAIG CORPORATION

  The undersigned stockholder of Craig Corporation, a Delaware corporation (the "Company"), acknowledges receipt of the Notice of the Annual Meeting of Stockholders of the Company and the accompanying Proxy Statement, each dated November 24, and the undersigned hereby revokes all prior proxies and hereby constitutes and appoints James J. Cotter, S. Craig Tompkins and Robin W. Skophammer, and each of them (each with full power of substitution and with full power to act without the others and, if two or more of them act hereunder, by action of a majority of them), the proxies of the undersigned, to represent the undersigned and to vote all the shares of voting stock of the Company that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held December 15, 1997 at 10:00 a.m. (Los Angeles time) at the Regal Biltmore Hotel, 506 S. Grand Avenue, Los Angeles, California, and at any adjournment or postponement thereof.

      (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)



                             FOLD AND DETACH HERE

                                                                Please mark  [X]
                                                                your votes as
                                                                indicated in
                                                                this example


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2.

                                                      WITHHELD
                                       FOR            FOR ALL
1.   ELECTION OF DIRECTORS             [_]              [_]
     NOMINEES: James J. Cotter,
     S. Craig Tompkins,
     Margaret Cotter, William D. Gould,
     Gerard P. Laheney and
     Ralph B. Perry III

2. In the proxies' discretion to vote upon any other matter as may properly come before the meeting or any adjournment or postponement thereof. Management is not aware of any other matter that will be presented for action at the meeting.


WITHHELD FOR: (Write that nominee's name in the space provided below).

-------------------------------------------------------------------------------


Signature(s) ________________________________________    Date _________________
NOTE: Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.



                             FOLD AND DETACH HERE